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Exhibit 99.1

Huntsman Corporation Prices Initial Public Offering

February 11, 2005 00:13:21 (ET)

        SALT LAKE CITY, Feb 10, 2005 /PRNewswire-FirstCall via COMTEX/—Huntsman Corporation announced today the pricing of an initial public offering of 60,227,274 shares of common stock at $23.00 per share and 5,000,000 shares of 5% mandatory convertible preferred stock at $50.00 per share. Net proceeds to the Company from the offering of 55,681,819 primary shares and the mandatory convertible preferred stock will be approximately $1.45 billion, substantially all of which will be used to repay outstanding indebtedness. Closing of the offering is expected to occur on February 16, 2005, subject to customary closing conditions. Citigroup, Credit Suisse First Boston, Merrill Lynch & Co. and Deutsche Bank Securities are acting as joint book-running managers for the offering.

        In addition to the shares being sold by the Company, an existing stockholder of Huntsman will sell 4,545,455 shares of common stock in the offering. The selling stockholder has granted the underwriters a 30-day option to purchase up to an additional 9,034,091 shares of common stock to cover over-allotments, if any, and the Company has granted the underwriters a 30-day option to purchase up to an additional 750,000 shares of mandatory convertible preferred stock to cover over-allotments, if any.

        Huntsman Corporation is among the world's largest global manufacturers of differentiated and commodity chemical products for a variety of industrial and consumer applications.

        This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Offers of the securities may be made only by means of a prospectus. Copies of the final prospectuses relating to these securities may be obtained from: Citigroup, Brooklyn Army Terminal, 140 58th Street, Brooklyn, NY 11220 (telephone 718-765-6732), Credit Suisse First Boston, Prospectus Department, One Madison Avenue, Level 1B, New York, NY 10010 (telephone 212-325-8057), Merrill Lynch & Co., Prospectus Department, 4 World Financial Center, New York, NY 10080 (telephone 212-449-1000) and Deutsche Bank Securities, Prospectus Department, 1251 Avenue of the Americas, 25th Floor, New York, NY 10020 (telephone 212-474-8372).

SOURCE Huntsman Corporation

media, Don Olsen, +1-281-719-4175, or finance, Kimo Esplin or John Heskett,
+1-801-584-5700, all for Huntsman Corporation

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  Exhibit 99.1